Exhibit 99.1

AÉROPOSTALE REPORTS RECORD JULY SALES RESULTS

Same Stores Sales Increase 6%

Raises Second Quarter Guidance

New York, New York – August 6, 2009 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended August 1, 2009 increased 13% to $156.8 million, from $138.8 million for the four-week period ended August 2, 2008. The Company’s same store sales increased 6% for the month, compared to a same store sales increase of 13% in the year ago period. The Company noted that its results for the month reflect the negative impact from a shift in tax-free shopping periods from July to August in certain markets.

For the second quarter of fiscal 2009, total net sales increased 20% to $453.0 million, from $377.1 million in the year ago period. Same store sales for the second quarter increased 12%, compared to a same store sales increase of 11% last year.  Year to date, total net sales have increased 21% to $861.0 million, from $713.5 million in the year ago period. Year to date, same store sales have increased 11%, compared to a same store sales increase of 10% last year.

The Company noted that its merchandise margins for the month increased over last year, and that its inventories remain well controlled and on plan.

Second Quarter Guidance:
Based on the better than expected results for the month, the Company now believes it will achieve net earnings in the range $0.54 to $0.55 per diluted share, compared to its previously issued earnings guidance in the range of $0.45 to $0.47 per share. The revised guidance includes pre-tax charges of approximately $1.0 million, or $0.01 per diluted share, related to the closing of the Jimmy’Z concept.

The Company achieved net earnings of $0.31 per share in the second quarter last year.

To hear the Aéropostale prerecorded July sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 885 Aéropostale stores in 49 states and Puerto Rico, 37 Aéropostale stores in Canada and 5 P.S. from Aéropostale stores in 2 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS